Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE



                   JACK HENRY ANNOUNCES MANAGEMENT CHANGES
                - Proven Managers Assume New/Expanded Roles -

 Monett, MO - May 8, 2006 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated computer systems and ATM/debit card/ACH transaction processing, today announced five management changes. During the company's May 5, 2006 Board of Directors meeting, each of the current managers appointed to new or expanded positions was approved.

 Vice President and Chief Technology Officer Position Created; Mark Forbis Appointed

 Based on the growing complexity of technology and its growing importance among Jack Henry's more than 8,600 clients, and the ever-expanding array of technology-driven products and services that Jack Henry offers, the Vice President and Chief Technology Officer position was added as a strategic component of the company's executive management team. Mark Forbis was promoted to fill this newly created position.

 Mr. Forbis began his career in 1982 as a data center operator. He joined Jack Henry is 1988 and performed a variety of technology-related and management positions, most recently serving as the General Manager of Technology Services. During the past four years in this key management position, he provided executive oversight of the development groups supporting Jack Henry's core banking and credit union systems, and approximately 15 of the fully integrated complementary solutions. His management responsibilities also included the Quality Assurance, Documentation, and Emerging Technology Research departments; and Jack Henry's Project Management Office. He will assume his new responsibilities immediately and continue to be based at the company's Monett, Missouri headquarters.

 Tom Walsh Resigns as General Manager of Marketing and Industry Research, Debbie Wood Named as Successor

 Based on the desire to dedicate more time to personal interests, Tom Walsh elected to resign his position as General Manager of Marketing and Industry Research, effective June 30, 2006. Mr. Walsh has performed a variety of key management roles after joining the company in 1998. He will remain at Jack Henry to manage a variety of strategic and tactical planning projects during an abbreviated work schedule and to ensure a smooth transition of his current responsibilities to his successor.

 Debbie Wood was named to assume the position vacated by Mr. Walsh. Ms. Wood joined Jack Henry in 1995 and has served in progressive sales and sales management positions, most recently as the National Sales Manager for Jack Henry's retail delivery solutions. Her 30-year career in the banking industry began as a part-time bookkeeper in a community bank and progressed to executive vice president before she leveraged her experience to enter the technology solutions industry. Ms Wood will assume her new responsibilities on July 1, 2006 and continue to be based in Jack Henry's Charlotte, North Carolina office.


 General Manager of Finance Position Created; Renee Swearingen Appointed

 Based on the growing functional and management responsibilities assigned to Jack Henry's Corporate Controller position it has been elevated to General Manager of Finance.

 Renee Swearingen has been promoted to assume this newly created position after serving as Jack Henry's Corporate Controller since 2001. Ms. Swearingen joined Jack Henry in 1996 and has successfully served in a variety of key finance positions. She is a Certificated Public Accountant and prior to joining Jack Henry spent five years in public accounting practices where she gained extensive experience in auditing, tax, business planning, and finance-related consulting. Ms. Swearingen will assume her new responsibilities immediately and continue to be based at the company's Monett, Missouri headquarters.

 Marguerite Butterworth, Vice President/General Manager of Hardware and Vendor Relations, Announces Retirement

 Marguerite Butterworth previously announced her plans to retire on June 30, 2006. Since joining Jack Henry in 1983, Ms. Butterworth established and maintained beneficial hardware and vendor relationships, and demonstrated exceptional dedication to supporting Jack Henry's clients with practical and powerful hardware components.

 Following Ms. Butterworth's retirement and based on Jack Henry's goal to continually refine its business processes and maximize existing resources, the Hardware and Vendor Relations Department will be merged with the Sales Support Department. The integration of these closely related functions is expected to optimize coordination and operational efficiencies, and provide a more streamlined sales process.

 According to Jack Prim, CEO of Jack Henry & Associates, "Each of these associates - those leaving us as well as those that are assuming expanded responsibilities - has made tangible contributions to Jack Henry's growth and progress. We respect and appreciate Marguerite's and Tom's long-time contributions; and believe the commitment, experience, and enthusiasm that Mark, Debbie, and Renee bring to their new positions provide even greater opportunities for them to positively impact our business. The ability to staff these three senior positions with highly qualified internal candidates is a testament to our formal succession plans that enable us to respond to the uncommon but sometimes unavoidable departure of key managers."


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 8,600 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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